UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM 12b-25
                         NOTIFICATION OF LATE FILING

(Check one):  X Form 10-K __ Form 20-F __ Form 10-Q __ Form N-SAR

            For period ended: September 30, 1997

            [ ] Transition Report on Form 10-K and Form 10-KSB
            [ ] Transition Report on Form 20-F
            [ ] Transition Report on Form 11-K
            [ ] Transition Report on Form 10-Q and Form 10-QSB
            [ ] Transition Report on Form N-SAR
            For the transition period ended_____________________________

SEC File Number 0-24152
CUSIP Number   482530102

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________________________

                       PART I-REGISTRANT INFORMATION

                        KLS ENVIRO RESOURCES, INC.
                    -----------------------------------
                          Full Name of Registrant

                  --------------------------------------
                       Former Name if Applicable

                  5500 East Loop 820 South, Suite 100
                        Fort Worth, Texas 76119
                --------------------------------------
                Address of principal executive office


                   PART II-RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 X       (a)  The reasons described in reasonable detail in Part III of
---           this form could not be eliminated without unreasonable
              effort or expense;

 X       (b)  The subject annual report, semi-annual report, transition
---           report on Forms 10-K, 10-KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

___      (c)  The accountant's statement or other exhibit required by
              Rule 12b-25(c) has been attached if applicable.

                        PART III-NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F 10-Q, 10-QSB, N-SAR or the transition report portion thereof, could not be filed within the prescribed time period.

The annual report of the registrant on Form 10-KSB has not been completed due to unforseen international delays in obtaining necessary financial and other information involving complex accounting issues related to the conversion of its foreign subsidiary's operations from off-shore accounting standards to U.S. or GAAP accounting standards.

                         PART IV-OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

       Raymond Kurzon            (817)           563-0086
       (Name)                 (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such report(s)) been filed? If the answer is no, identify report(s).

                                                  X  Yes    __ No
                                                 ---
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                               __ Yes       X  No
                                                           ---
  If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          KLS ENVIRO RESOURCES, INC.
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date     December 29, 1997             By: /s/ RAYMOND H. KURZON
                                       ------------------------------------
                                          Raymond H. Kurzon, President